Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-217604 on Form S-3 of our reports dated February 20, 2018, relating to the financial statements and financial statement schedule of TreeHouse Foods, Inc. and subsidiaries, and the effectiveness of TreeHouse Foods, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of TreeHouse Foods, Inc. for the year ended December 31, 2017 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 23, 2018